FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-03

From: Bc Struct Prod Synd Barclay (BARCLAYS CAPITAL INC) At: 08/12/19 08:33:27

Subject: NEW ISSUE CMBS: BBCMS 2019-C4 ***PUBLIC IO OFFERING***

BBCMS 2019-C4 -- NEW ISSUE CMBS

$800.062MM* NEW ISSUE CMBS ***PUBLIC IO OFFERING***

JOINT BOOKRUNNERS
& CO-LEAD MANAGERS:	BARCLAYS CAPITAL INC.
UBS SECURITIES LLC
NATIXIS SECURITIES AMERICAS LLC
SG AMERICAS SECURITIES, LLC

CO-MANAGERS:	CIBC WORLD MARKETS CORP.
DREXEL HAMILTON, LLC
ACADEMY SECURITIES, INC.

RATING AGENCIES:	MOODY’S, FITCH & KBRA

***PUBLIC OFFERED IO CERTIFICATES***
RATINGS AVAILABLE
CLASS (M/F/K)	SIZE ($MM)*	WAL#	PROCEEDS	PX	GUIDANCE
X-A	Aaa/AAA/AAA	628.380	8.80	[~80.4mm]	J+165/100CPY
X-B	NR/A-/AAA	171.682	9.69	[~17.7mm]	J+150/100CPY

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

# 100CPY TO CALL

--TRANSACTION SUMMARY--
POOL BALANCE:	$937,339,143
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	377
WA CUT-OFF LTV:	59.3%
WA MATURITY LTV:	54.4%
WA U/W NCF DSCR:	2.15x
WA U/W NOI DY:	11.5%
WA MORTGAGE RATE:	4.43256%
TOP 10 LOANS %:	38.9%
WA REM TERM MATURITY:	116 MONTHS

LOAN SELLERS:	BARCLAYS (22.3%), SGFC (17.6%), UBS (15.8%), SMC (13.6%) RREF (12.0%), CIBC (9.4%), NATIXIS (9.3%)

TOP 5 PROPERTY TYPES:	OFFICE (32.4%), HOTEL (17.9%), RETAIL (15.0%), MULTIFAMILY (14.0%), INDUSTRIAL (7.6%)

TOP 5 STATES:	CA (26.1%), NY (11.7%), PA (7.3%), LA (6.6%), FL (6.0%)

MASTER SERVICER:	WELLS FARGO BANK, N.A.
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	RREF III-D BBCMS 2019-C4 MOA-HRR, LLC (OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC AND RIALTO REAL ESTATE FUND III – DEBT, LP.)
RISK RETENTION:	L-SHAPED
TRUSTEE:	WILMINGTON TRUST, N.A.
CERT. ADMIN.:	WELLS FARGO BANK, N.A.

--ANTICIPATED TIMING--
TERM SHEET/ANNEX A-1:	ATTACHED
EXPECTED SETTLEMENT:	8/28

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226850) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

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